Exhibit 10.2(c)

                   EMPLOYMENT AGREEMENT for RICHARD A. MILLER
                                 Amendment no. 3

         THIS AGREEMENT, made as of ths 5th day of February, 2004, amends the EXECUTIVE EMPLOYMENT AGREEMENT (the "Employment Agreement") between IHealth, Inc., a Delaware corporation (the "Company") and Richard A. Miller (the "Employee"), dated April 18, 2002:

         WHEREAS, the Company and Employee wish to amend the Employment Agreement to correct typographical errors in Section 5(a) and consolidate the amendments to Section 5 thereof,

         NOW, THEREFORE, in consideration of one dollar and the mutual agreements herein made, Section 5 of the Employment Agreement is hereby amended to read as follows:

         5. Compensation and Benefits.

                  a. Salary. The Employee shall be entitled to a base salary of $35,000 for the 12-month period April 15, 2002 through April 14, 2003; a base salary of $50,000 for the 12-moth period ended April 14, 2004; a base salary of $75,000 for the 12-month period ended April 14, 2005; a base salary of $100,000 for the 12-month period ended April 14, 2006; and a base salary of $150,000 for the 12-month period ended April 14, 2007.

                  b. Vacation. During each fiscal year of the Company, the Employee shall be entitled to such amount of vacation as determined by the Board of Directors consistent with the Employee' s position and length of service to the Company.

                  c. Business Expense Reimbursement. During the Term of employment, the Employee shall be entitled to receive proper reimbursement for all reasonable, out of-pocket expenses incurred by the Employee (in accordance with the policies and procedures established by the Company) in performing services hereunder, provided the Employee properly accounts therefore.

                  d. Accrual. Except as provided in the following sentence, all Employee's salary earned from April 18, 2002 through February 28, 2005, shall be accrued until the time described in subparagraph e below. Commencing March 1, 2005, or on such earlier date as the Company shall have generated positive cash flow from operations, Employee shall be entitled to current payment of salary in monthly installments or such other frequency as Employee and the Company's board of directors may agree, provided that nothing herein shall affect the continued deferral of salary accrued in accordance with the first sentence of this subparagraph d.

                  e. Payment of accrued salary. On March 1, 2005, or at such earlier time as the Company's assets shall exceed $500,000, whether from operations or investment, Employee shall be entitled to payment of all salaries accrued in accordance with subparagraph d above; provided, however, that the payment of accrued salary may be further deferred if the Company's board of directors determines that such deferral is in the Company's best interest.

         All other terms and provisions of the Employment Agreement and Amendment no. 1 dated December 20, 2003, remain unchanged and in full force and effect.

         WITNESS the parties' hands as of the day and year first above stated:

                                        IHealth Inc.

                                     by /s/ Brian S. John
                                        -----------------
                                        Brian S. John, President

                                        /s/ Richard S. Miller
                                        ---------------------
                                        Richard S. Miller, employee